Exhibit 99

NEWS BULLETIN

RE:

TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.

TRADED:

OTC:TTLO

COMPANY CONTACTS:

Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 30, 2003

TOROTEL FACILITY ACHIEVES AS9100 REGISTRATION

KANSAS CITY, MO, September 30 – Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components primarily for the aerospace and defense industry, today announced that its operating subsidiary, Torotel Products, Inc., recently was granted AS9100 registration from BSI, Inc., a member of the BSI Group, on behalf of the International Organization for Standardization (ISO).

The AS9100 standard, developed by the International Aerospace Quality Group, is based on the standard for ISO 9001:2000, but adds approximately 80 specific requirements that are critical for the aerospace sector.  The ISO 9000:2000 family of standards, released in December 2000 as the successor to ISO 9000:1994, is an internationally recognized quality management system standard that was developed by ISO.

To receive AS9100 certification, Torotel Products had to implement a Quality Management System (QMS) that accounts for a range of activities, including employee training, customer interaction, meeting customer requirements, product design and development, purchasing materials and services, and delivering products and services.

John DiMaria, BSI’s business development manager, complimenting Torotel Products on its QMS stated, “The audit team from BSI said the most impressive thing about Torotel Products was that they implemented the standard to fit their company.  They did not change their company just to fit the standard.”

“Development of our QMS was a strategic decision that will allow us to effectively and continually improve the quality of our processes and products,” said H. James Serrone, Torotel’s chief financial officer and general manager.  Certification is proof positive to our customers, through an independent third-party, that Torotel Products operates a QMS in accordance with the standard.

“Achieving and maintaining AS9100 registration is very much a team effort.  Every employee was involved in establishing and implementing initial processes, as well as identifying improvements after implementation.  We believe the QMS’ emphasis on continual improvement will help us to provide the best value for our customers,” Serrone concluded.

Missouri Enterprise Business Assistance Center provided Torotel Products with training, documentation preparation and implementation assistance, internal auditing, and on-site support during the certification process.

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in commercial, industrial and military electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all information on our expected financial position, results of operations, cash flows, strategy, budgets and management’s plans and objectives.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include the impairment of intangible assets, decreased demand for products, delays in developing new products, expected orders that do not occur, loss of key customers, the impact of competition and price erosion as well as supply and manufacturing constraints, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.